UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K
______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2009

Commission File Number: 0-29195

WAYTRONX, INC.
(Name of Small Business Issuer in Its Charter)
_______________________

Colorado	84-1463284
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20050 SW 112th Avenue, Tualatin, Oregon	97062
(Address of Principal Executive Offices)	(Zip Code)

(503) 612-2300
(Registrant’s telephone number)
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective May 16, 2008, Waytronx, Inc. formed a wholly owned subsidiary into which CUI, Inc., an Oregon corporation, conveyed all of its corporate assets.  As partial payment for this asset acquisition, Waytronx executed, in favor of the selling company, a three year, $17,500,000 Convertible Promissory Note that accrues 1.7% annual simple interest and 2.3% annual success fee.  The Note permits payees to convert any unpaid principal, interest and success fee to Waytronx common stock at a per share price of $0.25 and at the end of the three year term giving to Waytronx the singular, discretionary right to convert any unpaid principal, interest and success fee to Waytronx common stock at a per share price of $0.25.  This Note is presently owned by IED, Inc., an Oregon corporation.

Effective May 1, 2009, Waytronx and IED agreed to amend the said Convertible Promissory Note by reducing the conversion rate from $0.25 to $0.07 per share to reflect the stock price for the ten day trailing average preceding April 24, 2009, the date of the agreement.  The agreement specifically retains the total maximum convertible shares at 70,000,000 as stated in the original Note.  This amendment effectively reduces the Note principal from $17,500,000 to $4,900,000 and reduces the related annual interest expense by $504,000 and the related annual non-cash interest expense for the amortization of debt discount by $387,667, for a total annual savings of $891,667.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Signed and submitted this 1st day of May 2009.

Waytronx, Inc.

By:	/s/ William J. Clough
William J. Clough, CEO/President